UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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U. S. PHYSICAL THERAPY, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Tuesday, May 21, 2019

TIME:	9:00 a.m. (CDT)

PLACE:	1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042

MATTERS TO BE ACTED ON:

1.	Election of ten directors to serve until the next annual meeting of stockholders.
2.	Advisory vote to approve named executive officer compensation.
3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.
4.	Consideration of any other matters that may properly come before the meeting or any adjournments.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE TEN NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

The Board of Directors has set Tuesday, April 2, 2019, as the record date for the Annual Meeting of Stockholders to be held on May 21, 2019 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.

By Order of the Board of Directors,

Richard Binstein, Secretary

April 5, 2019

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2019

Proxy Statement

This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“we”, “us”, “our”, “USPT” or the “Company”) to be held on Tuesday, May 21, 2019 at 9:00 a.m. (central time) at the Company’s principal executive offices located at 1300 West Sam Houston Parkway, Suite 300, Houston, Texas, 77042.

Proxy Solicitation

Your vote and proxy are being solicited by our Board of Directors (“Board of Directors” or “Board”) for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 9, 2019 to all of our stockholders of record as of the close of business on the record date, Tuesday, April 2, 2019 (the “Record Date”).

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Richard Binstein, our Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.

Proposals To Be Voted On and the Board’s Voting Recommendations

The following three proposals are scheduled to be voted on at the Annual Meeting:

•	Election of ten director nominees.
•	Advisory vote to approve named executive officer compensation.
•	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE TEN NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21 2019:

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2019 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2018, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2019 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report for the year ended December 31, 2018 are available at https://materials.proxyvote.com/90337L. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors. To obtain directions to attend the Annual Meeting and vote in person, please contact Richard Binstein, our Secretary, at 800-530-6285 or via email at investorrelations@usph.com.

Who Can Vote:

All holders of record of our common stock at the close of business on April 2, 2019 are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.

Proxies:

Properly executed but unmarked proxies will be voted FOR the election of our ten director nominees, FOR the non-binding approval of named executive officer compensation, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.

Quorum:

Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on Tuesday April 2, 2019 was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 12,761,092. The presence, in person or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting, subject to the requirements of the Company’s Corporate Governance Guidelines regarding the need to receive more “For” votes than “Withhold” votes, as discussed in more detail below.

Cost of Proxy Solicitation:

We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions and Additional Information:

You may call our Chief Financial Officer, Lawrance W. McAfee, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 accompanies this Proxy Statement. We have filed an Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Richard Binstein, Secretary, or by emailing us at investorrelations@usph.com.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS

The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Jerald L. Pullins, Christopher J. Reading, Lawrance W. McAfee, Mark J. Brookner, Harry S. Chapman, Kathleen A. Gilmartin, Dr. Bernard A. Harris, Jr., Edward L. Kuntz, Reginald E. Swanson and Clayton K. Trier. All of these nominees are current directors standing for re-election at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the applicable New York Stock Exchange (“NYSE”) listing standards, recommended the nomination of the ten directors to the Board of Directors. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting.

The Board of Directors has affirmatively determined that Messrs. Pullins, Brookner, Chapman, Kuntz, Trier, and Dr. Harris and Ms. Gilmartin are independent under the NYSE listing standards. Messrs. McAfee and Reading, who are both executive officers of the Company, and Mr. Swanson, who is an employee of the Company, were determined not to be independent under the NYSE listing standards. The nominees for director are:

Nominees:	Age	Director Since	Position(s) Held
Jerald L. Pullins	77	2003	Chairman of the Board
Christopher J. Reading	55	2004	President, Chief Executive Officer and Director
Lawrance W. McAfee	64	2004	Executive Vice President, Chief Financial Officer and Director
Mark J. Brookner	74	1990	Director
Harry S. Chapman	74	2010	Director
Kathleen A. Gilmartin	67	2018	Director
Dr. Bernard A. Harris, Jr.	62	2005	Director
Edward L. Kuntz	74	2014	Director
Reginald E. Swanson .	65	2007	Director (and an employee of STAR Physical Therapy, LP (*)
Clayton K. Trier	67	2005	Director
*	STAR Physical Therapy, LP is a subsidiary of the Company.

Director Biographies:

Jerald L. Pullins has served on our Board since 2003, and was appointed Chairman of the Board on May 17, 2011. He is currently engaged in the development and management of private enterprises in the healthcare field. From October 2007 to the present, Mr. Pullins has been the Managing Member of SeniorCare Homes, LLC, which develops, owns and operates supervised, residential homes for senior citizens with alzheimer, dementia and other memory impairment conditions. Since January 2013, Mr. Pullins has been Chairman and CEO of Baldwin Brothers Cremation, LLC, which owns and operates facilities providing cremation, funeral and related services. From 2007 to May 2013, he served as Chairman of the Board of Directors of Pet Partners, LLC, a private enterprise involved in the acquisition and management of primary care, small animal veterinary hospitals. Mr. Pullins was elected a director of Live Oak Bank, Inc., a publicly held financial institution, in 2011, and he currently serves on its Governance and Nominating Committee.

Christopher J. Reading was promoted to President and Chief Executive Officer and elected to our Board effective November 1, 2004. Prior to 2004, Mr. Reading served as our Chief Operating Officer since joining us in 2003. From 1990 to 2003, Mr. Reading served in various executive and management positions with HealthSouth Corporation where most recently he served as Senior Vice President of Operations responsible for over 200 facilities located in 10 states. Mr. Reading is a physical therapist.

Lawrance W. McAfee was promoted to Executive Vice President and elected to our Board effective November 1, 2004. Mr. McAfee also serves as our Chief Financial Officer, a position he has held since joining us in 2003. Mr. McAfee’s prior experience includes having served as Chief Financial Officer of three public companies and President of two private companies.

Mark J. Brookner has served on our Board since August 1998. Mr. Brookner is currently a private investor. He served as our Chief Financial Officer from 1992 to 1998 and as our Secretary and Treasurer during portions of that period.

Harry S. Chapman has served on our Board since August 30, 2010. Mr. Chapman is the Chairman and Chief Executive Officer of Chapman Schewe, Inc., a healthcare insurance and employee benefits consulting firm, and since January 1, 2013, also serves as Managing Director with Higginbotham, an insurance, risk management and financial services firm. Previously, he served as a Corporate Senior Vice-President and Managed Care Officer of CIGNA’s South Central Region, with responsibility for HMO and PPO plans in several states. Mr. Chapman’s experience also includes having served as head of EQUICOR’s Health Plan and sales operation in Houston and as a Regional Vice-President for Lincoln National Insurance Company’s Central Region.

Kathleen A. Gilmartin joined our Board on May 22, 2018. Ms. Gilmartin is the former President and Chief Executive Officer of Caring Brands International and Interim HealthCare Inc., providers of home health care, skilled nursing, therapy and hospice care. Ms. Gilmartin’s career spanned twenty-five years with Interim HealthCare Inc. where she served as President and Chief Executive Officer from September 2008 until her retirement in February 2017. From October 2018 through December 2018, Ms. Gilmartin served as Acting President and Chief Executive Officer of Caring Brands International and Interim Healthcare Inc. Ms. Gilmartin continues to serve as a director of Caring Brands International and Interim Healthcare, Inc. Ms. Gilmartin currently serves as a director of The Alliance of Home Health Quality and Innovation, a non-profit, national consortium of home health care providers and organizations. Ms. Gilmartin also has served as a director of Quick Weight Loss Centers, LLC, a health and wellness company, from July 2017 through June 2018, and as a director of BCI Burke Co., a playground equipment manufacturer, since July 2017. Ms. Gilmartin also is a Registered Nurse.

Dr. Bernard A. Harris, Jr. joined our Board on August 23, 2005. Since 2001, Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a venture capital firm that invests in early stage medical informatics and technology. Since 2006, Dr. Harris has served as a Class III director of Sterling Bancshares, Inc., a bank holding company. From 1996 to 2001, he served as Chief Medical Officer and Vice President for Space Hab, an aerospace company. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.

Edward L. Kuntz has served on our Board since August 26, 2014. Mr. Kuntz is the former Chairman and Chief Executive Officer of Kindred Healthcare, the largest diversified provider of post-acute care services in the United States. From 1998 through May 2014 he served as Chairman of the Board of Directors of Kindred and as Chief Executive Officer from 1998 to 2004. From 2000 through 2016, Mr. Kuntz served as a director of Rotech Healthcare, Inc., one of the largest providers of home medical equipment and related products and services in the United States. Mr. Kuntz also serves as a director of American Electric Technologies, Inc., a provider of power delivery solutions to the energy industry in the U.S. and internationally and is Chairman of its Audit Committee.

Reginald E. Swanson joined our Board on September 6, 2007. Since 2007, Mr. Swanson has been the Managing Director of STAR Physical Therapy, LP, a subsidiary of the Company. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a certified athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.

Clayton K. Trier joined our Board on February 23, 2005. Mr. Trier is a private investor. He was a founder and former Chairman and Chief Executive Officer of U. S. Delivery Systems, Inc., which developed the first national network providing same-day delivery service, from 1993 until 1997. Before it was acquired in 1996, U. S. Delivery was listed for two years on the New York Stock Exchange. Mr. Trier was a founder of Digital Music Group, Inc (“DMGI”) and served as its Chairman of the Board from 2005 through 2008. From 2008 to 2018, Mr. Trier served as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and since 2013 has served as a director of the Baylor St. Luke’s Medical Center joint venture. From 2015 through February 2018, Mr. Trier served as a director of Fenix Parts, Inc. (“FENX”), a leading recycler and reseller of original equipment manufacturer automotive products.

The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board. The Governance and

Nominating Committee of the Board of Directors will promptly accept such resignation unless there are, in its opinion, highly unusual or mitigating circumstances, in which case the Nominating and Governance Committee may, by unanimous vote of its disinterested members, recommend to the Board to reject the tendered resignation, and the Board will promptly act on, without being bound to accept, that recommendation.

All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR
NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our Board is led by an independent Chairman and includes six (five prior to the election of Ms. Gilmartin in May 2018) other independent directors. Mr. Reading, our Chief Executive Officer, Mr. McAfee, our Executive Vice President and Chief Financial Officer, and Mr. Swanson, an employee of one of our subsidiaries, STAR Physical Therapy, LP, are the members of the Board who are not independent. We believe the leadership structure enhances the accountability of the executive management to the Board. Because seven of the ten members of our Board nominated for election are considered independent, we believe the Board is independent from management. Further, separating the Chairman and Chief Executive Officer roles allows Mr. Reading to focus his efforts on running our business and managing the Company in the best interest of our stockholders while we are able to benefit from prior experiences of our independent Board members.

Board Oversight of Risk

Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and specific risks related to our business. These updates are communicated through monthly correspondence and presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Audit Committee and Compliance Committee.

In addition, we believe our approach to compensation practices and policies applicable to employees throughout our Company and those followed for our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below) are not reasonably likely to have a material adverse effect on our Company. See “Compensation Discussion and Analysis.”

Independent Directors

The Board has affirmatively determined the Messrs. Brookner, Chapman, Harris, Kuntz, Pullins, Trier and Ms. Gilmartin have no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NYSE listing standards. Specifically, the Board determined that the foregoing seven nominees are “independent” as defined in the NYSE listing standards, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the directors comprising the Compensation Committee are “independent” as defined in Rule 10C-1 under the Exchange Act.

Attendance at Board Meetings and Board Committees

The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NYSE listing standards and is required to meet at least four times per year. In addition, the independent directors periodically meet as a group in executive session, with the Chairman of the Board presiding over such meetings.

The Board has the following standing committees: (i) Governance and Nominating, (ii) Compliance, (iii) Compensation, and (iv) Audit. During 2018, the Board of Directors met six times, the Governance and Nominating Committee met one time, the Compliance Committee met four times, the Compensation Committee met nine times and the Audit Committee met seven times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors and the committees on which he or she served.

These committees are constituted as follows:

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Messrs. Pullins (Chairman), Harris and Trier, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet at least annually and operates under a written charter, a copy of which is available on our website at www.usph.com.

Nomination Criteria. In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the health care sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, other board affiliations, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NYSE listing standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NYSE listing standards, and the level of the candidate’s financial expertise. In accordance with the Company’s Corporate Governance Guidelines, incumbent Directors who have achieved the age of 78 as of the date of the Annual Meeting shall not be eligible for re-election to the Board at such Annual Meeting without the unanimous consent and approval of the Board. Newly proposed nominees for director who have achieved the age of 77 as of the date of the Annual Meeting shall not be eligible for nomination, appointment or election to the Board. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Stockholder Nomination Procedures. The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination to be included in the proxy statement, he or she must give written notice to our Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (a) the name and address of such stockholder and (b) the number of shares of our common stock which are beneficially owned by such stockholder.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

No stockholder nominations were received in connection with the Annual Meeting.

Compliance Committee

The Compliance Committee currently consists of five independent directors. The current members of the committee are Mr. Kuntz (Chairman), Mr. Brookner, Mr. Chapman, Dr. Harris and Ms. Gilmartin, all of whom have been determined to be “independent,” as defined in the NYSE listing standards. Ms. Gilmartin joined the Compliance Committee on December 4, 2018. The committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Chief Compliance Officer, who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee meets at least four times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management. In addition, the Compliance Committee oversees the implementation and execution of the Company’s Corporate Integrity Agreement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Chapman (Chairman), Pullins and Kuntz, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:

•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;
•	evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;
•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;
•	reviewing, for officers of the Company other than the senior executives, the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior executive management and the annual bonus payments to be made thereunder, and providing input and advice to senior executive management with respect to these compensation decisions;
•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;
•	advising on compensation of non-employee members of the Board; and
•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans.

The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The Named Executive Officers and other senior executives are not permitted to be present during any deliberations or voting with respect to his or her compensation.

The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” Each member of the Compensation Committee has been determined to be “independent”, as defined in the NYSE listing standards and the rules of the SEC.

Audit Committee

The Audit Committee currently consists of Messrs. Trier (Chairman), Brookner, Harris and Pullins. Our Board of Directors has determined that Messrs. Brookner, Trier and Pullins are “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:

•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;
•	the appointment, compensation, retention and oversight of the work of the independent auditors;
•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors; and
•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting.

The Audit Committee Charter requires that the committee consist of at least three independent members of our Board and that the committee meet at least four times per year on a quarterly basis. At each regular Audit Committee meeting, the committee meets privately with management and with the independent auditors. Each member of the Audit Committee has been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC.

Codes of Conduct and Procedures Regarding Related Party Transactions

Codes of Conduct

Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, an additional Code of Business Conduct and Ethics which is applicable to our directors, and Corporate Governance Guidelines. The Codes and Corporate Governance Guidelines are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Codes in 2018, and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.

Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from, and amendments to, this Code. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Code in 2018, and none were granted. Any waivers from, and amendments to, the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.

Communications with the Board of Directors and Attendance at Annual Meeting

The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

The Board of Directors also maintains an informal process for interested persons to communicate directly with the independent directors who periodically meet as a group in executive session. In the event an interested party wants to communicate directly with our Chairman (who presides over the executive sessions) or with the independent directors as a group, the interested party should send such communication to the attention of Chairman of the Board, labeled “CONFIDENTIAL”, to our principal executive offices.

Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2018 annual meeting, all of our directors attended.

Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-equity incentive plan compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Mark J. Brookner	$65,000	$187,700	$—	$—	$—	$—	$252,700
Harry S. Chapman	$81,000	$187,700	$—	$—	$—	$—	$268,700
Dr. Bernard A. Harris, Jr	$67,500	$187,700	$—	$—	$—	$—	$255,200
Kathleen Gilmartin	$28,125	$187,700	$—	$—	$—	$—	$215,825
Edward L. Kuntz	$78,750	$187,700	$—	$—	$—	$—	$266,450
Jerald L. Pullins	$128,750	$187,700	$—	$—	$—	$—	$316,450
Reginald E. Swanson	$—	$187,700	$—	$—	$—	$111,667	$299,367
Clayton K. Trier	$80,500	$187,700	$—	$—	$—	$—	$268,200
(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.
(2)	Stock awards were granted as restricted stock under the terms of the Company’s Amended and Restated 2003 Stock Incentive Plan (“Stock Incentive Plan”). The restrictions lapsed as to 500 shares on each of July 1, 2018, October 1, 2018, January 1, 2019 and April 1, 2019. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, which amounted to $93.85 per share. Assumptions used in the calculation of these amounts are included in “Note 12 — Equity Based Plans” to our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019.
(3)	Other compensation represents salary and car allowance received by Mr. Swanson in his role as an employee of STAR Physical Therapy, LP, a subsidiary of the Company. During 2018, Mr. Swanson also received a stock award as detailed in Footnote 2 above.

Compensation of Directors

During 2018, each of our non-employee directors received a quarterly retainer fee (“Retainer Fee”) for serving as a member of our Board of Directors. The Retainer Fee was $11,250 for each of the four quarters of 2018. In addition, non-employee directors are paid $1,250 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). In addition to the Retainer Fee, the Chairman of our Board of Directors, who is also the Chairman of our Governance and Nominating Committee, is paid an annual fee of $55,000, the Chairman of the Audit Committee is paid an annual fee of $23,000 (prior to May 22, 2018, the annual fee was $18,000), the Chairman of the Compensation Committee is paid an annual fee of $18,000 (prior to May 22, 2018, the annual fee was $14,000), and the Chairman of the Compliance Committee is paid an annual fee of $18,000 (prior to May 22, 2018, the annual fee was $12,000) (hereinafter all referred to as “Chairman Fees”). Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Mr. Reading and Mr. McAfee, who are also our employees, are not compensated separately for serving on our Board. In addition, in May 2018, each of the non-employee directors who were elected at the 2018 annual meeting, and Mr. Swanson, received a grant of 2,000 shares of restricted stock, under the terms of the Stock Incentive Plan. The restrictions on 500 shares lapsed on each of July 1, 2018, October 1, 2018, January 1, 2019 and April 1, 2019.

STOCK OWNERSHIP

Stock Owned by Directors, Nominees and Executive Officers

The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, Named Executive Officers (as defined under “Compensation Discussion and Analysis”) and all directors and executive officers as a group as of April 2, 2019. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.

Name of Beneficial Owner	Number of Shares Owned(1)		Percent of Common Stock Outstanding
Directors:
Jerald L. Pullins.	19,671		0.2%
Chairman of the Board
Christopher J. Reading	88,918	(2)	0.7%
President, Chief Executive Officer and Director
Lawrance W. McAfee.	26,728	(3)	0.2%
Executive Vice President, Chief Financial Officer and Director
Mark J. Brookner	34,125		0.3%
Harry S. Chapman .	42,400		0.3%
Kathleen A. Gilmartin	2,500		0.0%
Dr. Bernard A. Harris, Jr	22,422		0.2%
Edward L. Kuntz .	5,750		0.0%
Reginald E. Swanson	4,596	(4)	0.0%
Clayton K. Trier .	12,250		0.1%
Non-Director Executive Officers:
Glenn D. McDowell
Chief Operating Officer - West	24,898	(3)	0.2%
Graham D. Reeve
Chief Operating Officer - East	17,954	(5)	0.1%
All directors and executive officers as a group (12 persons)	302,212		2.4%
(1)	There are no outstanding stock options.
(2)	Includes 44,509 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2020	4,984	1/1/2021	3,578	1/1/2022	2,543
		4/1/2020	3,564	4/1/2021	2,543	4/1/2022	1,278
7/1/2019	4,984	7/1/2020	3,564	7/1/2021	2,543	7/1/2022	1,278
10/1/2019	4,984	10/1/2020	3,564	10/1/2021	2,543	10/1/2022	1,278
						1/1/2023	1,281
(3)	Includes 22,398 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2020	2,500	1/1/2021	1,805	1/1/2022	1,288
		4/1/2020	1,790	4/1/2021	1,280	4/1/2022	648
7/1/2019	2,500	7/1/2020	1,790	7/1/2021	1,280	7/1/2022	648
10/1/2019	2,500	10/1/2020	1,790	10/1/2021	1,280	10/1/2022	648
						1/1/2023	651
(4)	These shares of our common stock are held by the Regg E. Swanson Revocable Trust of which Mr. Swanson is the trustee and beneficiary.
(5)	Includes 14,929 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2020	1,121	1/1/2021	1,121	1/1/2022	1,124
		4/1/2020	1,121	4/1/2021	1,121	4/1/2022	645
7/1/2019	1,121	7/1/2020	1,121	7/1/2021	1,121	7/1/2022	645
10/1/2019	1,121	10/1/2020	1,121	10/1/2021	1,121	10/1/2022	645
						1/1/2023	660

Stock Owned by Certain Beneficial Holders

The table below shows the ownership of shares of common stock by persons known to us to beneficially own more than 5% of our common stock. The information is based on the most recent statements filed with the SEC on Schedule 13G, submitted to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,096,916	(1)	16.4%

T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	1,066,303	(2)	8.4%

Neuberger Berman Group LLC. 1290 Avenue of the Americas New York, NY 10104	863,433	(3)	6.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	796,578	(4)	6.2%

Kayne Anderson Rudnick Investment Management LLC. 1800 Avenue of the Stars, 2nd floor Los Angeles, CA 90067	1,393,141	(5)	10.9%
(1)	BlackRock, Inc. has sole voting power over 2,045,539 of the shares and sole dispositive power over 2,096,916 of the shares as disclosed in a Schedule 13G/A filed on January 31, 2019. Various persons associated with BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the company. No one person’s interest in the common stock is more than five percent of the total outstanding common stock.
(2)	T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 244,228 of the shares and sole dispositive power over 1,066,303 of the shares as disclosed in a Schedule 13G/A filed on February 14, 2019. Price Associates does not serve as custodian of the assets of any of its clients accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the shares is owned by any one client subject to the investment advice of Price Associates.
(3)	Neuberger Berman Group LLC (“NB Group”) and Neuberger Berman Investment Advisers LLC (“NB Advisers”) have shared voting power over 856,643 of the shares and shared dispositive power over 863,433 shares as disclosed in a Schedule 13G/A filed on February 13, 2019. NB Group and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NB Group or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than five percent of the issuer.

With regard to the shared voting power of the 856,643 shares, NB Group may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, NB Advisers serves as investment manager of NB Group’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman LLC and NB Advisers are also aggregated to comprise the holdings referenced herein.

In addition to the shares, Neuberger entities also have shared power to dispose of the shares which includes shares from individual client accounts over which NB Advisers have shared power to dispose but do not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC, Neuberger Berman LLC and NB Advisers are also aggregated to comprise the holdings referenced herein.

(4)	The Vanguard Group, Inc (“Vanguard”) has sole voting power over 25,943 of the shares, shared voting power over 2,900 of the shares, sole dispositive power of 796,578 of the shares and shared dispositive power of 27,465 of the shares as disclosed in a Schedule 13G/A filed on February 11, 2019. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 24,565 shares of the common stock as a result of Vanguard serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,278 shares of the common stock as a result of Vanguard serving as investment manager of Australian investment offerings.
(5)	Kayne Anderson Rudnick Investment Management LLC has sole voting power over 251,805.78 of the shares, shared voting power over 1,141,336 of the shares (shared with Virtus Investment Advisors), sole dispositive power of 251,805.78 of the shares and shared dispositive power of 1,141,336 of the shares as disclosed in a Schedule 13G/A filed on February 12, 2019. Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Equity Trust (on behalf of Virtus KAR Small-cap Growth Fund), a Delaware statutory trust, jointly filed the statement on Schedule 13G. With respect to securities owned by a registered investment company, only the custodian for such investment company, has the right to receive dividends paid with respect to, and proceeds from sale of, such securities. No other person is known to have such right, except that the shareholders of such investment company participate proportionately in any dividends or distributions paid.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Position
Christopher J. Reading	President and Chief Executive Officer
Lawrance W. McAfee	Executive Vice President and Chief Financial Officer
Glenn D. McDowell	Chief Operation Officer - West
Graham D. Reeve	Chief Operating Officer - East

For information concerning Messrs. Reading and McAfee see “Proposal 1 — Election of Directors” above.

Glenn D. McDowell, 62, was promoted to Chief Operating Officer effective January 24, 2005. Commencing as of March 5, 2018, Mr. McDowell’s title was modified to Chief Operating Officer – West. Mr. McDowell served as our Vice President of Operations overseeing the west region since joining us in October 2003 until January 2005. From 1996 to 2003, Mr. McDowell was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. Mr. McDowell is a physical therapist.

Graham D. Reeve, 55, was appointed as Chief Operating Officer - East effective March 6, 2018. From 2009 until the end of 2017, Mr. Reeve served as Chief Executive Officer of The Baptist Health System, an 1,800 bed six hospital system located in San Antonio, TX, which is a part of Tenet Healthcare. From 1995 to 2003, Mr. Reeve was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. From 1989 through 1995, Mr. Reeve was employed by Caremark Physical Therapy. Mr. Reeve is a physical therapist.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”) and the other executive officers listed in the Summary Compensation table below (the “Named Executive Officers”). The committee also evaluates the performance of the CEO and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the CEO and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.

In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.

Compensation Support

Our management, our Human Resources department and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.

Under its charter, the committee also may retain, at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee.

Peer Group Compensation

In evaluating appropriate levels of total compensation for the Named Executive Officers, the committee gathers and analyzes data from a variety of sources. While there is not a comparable “peer group” of publicly-traded companies serving the outpatient rehabilitation sector, the committee monitors public information on executive compensation for a number of companies providing various healthcare services which are similar in revenue volume and market capitalization to the Company. The Compensation Committee believes that this information is useful in evaluating the competitiveness of our executive compensation program.

Limitation on Certain Trades of Company Securities

In addition to the various trading restrictions required of Company directors and certain employees under the Exchange Act, Securities Act of 1933, as amended, and SEC rules, the U.S. Physical Therapy, Inc. Insider Trading Policy restricts certain transactions involving company securities. Among other things, directors, officers, employees and other insiders of the Company are prohibited from entering into certain hedging or monetization transactions regarding Company securities (e.g., the purchase of “put” options, short positions, zero-cost collars or forward sale contracts).

Compensation Philosophy and Objectives

Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officers’ compensation through the grant of stock options or restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help to align the interests of these persons with the interests of our stockholders.

The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all of the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives such as improved profitability, cash flow, management of working capital, improvements in clinic productivity and efficiency, and the overall quality of patient care. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards (as detailed below) on criteria documented in the long-term incentive plans.

The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied to the achievement of financial performance goals, regulatory compliance, improvements in operating efficiency and the quality of care provided, and other quantitative and qualitative factors. The executive compensation program is also designed to incentivize continuous improvements by providing enhanced compensation as results improve. While a significant portion of compensation to the Company’s executive officers is performance-based, the committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The committee also takes into account the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.

Finally, the committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits for its executive officers. For example, in the past, the Company has entered into change-of-control commitments with its executive officers that trigger a certain dollar payment upon such a change of control. However, the Company has not committed to any additional single-trigger change-in-control benefits since February 2016 and, in fact, in its most recent employment agreement with an executive (i.e., Graham Reeve), the change-of-control benefit is a “double-trigger” benefit, requiring the occurrence of both a change-of-control and a termination of employment.

Base Salaries

Other than the base salary of the Named Executive Officers which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers, including those with employment agreements, are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.

Annual Cash Incentive Compensation

Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.

Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See “Summary Compensation Table” below.

For 2018, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer–West and Chief Operating Officer-East (the “Executive Participants”) were eligible to receive cash bonus awards and/or shares of restricted common stock under the Company’s Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan that amounted to a maximum of 125% of their respective base salaries. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2018. Under the Objective Cash/RSA Bonus Plan, the Executive Participants were eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% of their respective base salaries dependent upon the Company achieving pre-tax income in the range of $41,942,700 to $45,975,300 or more. In determining pre-tax income for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before charges or credits for changes in redeemable non-controlling interests and any extraordinary items and after the compensation expense required to be reported in 2018 related to the incentive plans applicable to the Executive Participants. Based on the pre-tax earnings of $44,541,077, as adjusted, for 2018, the Executive Participants received an Objective Cash/RSA Bonus award for 2018 equal to 46% of their respective base salaries, which the Compensation Committee determined would be payable entirely in cash. Under the Discretionary Cash/RSA Bonus Plan, the Executive Participants were awarded a bonus award of 42.5% of their respective base salaries, which the Committee determined would be paid in a combination of cash and shares of restricted common stock. The discretionary cash/RSA award was based upon a subjective determination of the committee utilizing certain performance criteria as detailed in the plan. However, the committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific performance criteria it considered in reaching its decision. In considering these performance criteria, the individual members of the committee may have given different weights to different performance criteria. The discretionary performance criteria were not intended to be rigid or formulaic but rather served as a framework under which the committee reviews the total compensation for each executive. The total cash award and award of shares of restricted common stock for the 2018 year pursuant to the Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan, were as follows: Mr. Reading - $575,000 in cash and 981 shares of restricted common stock; Mr. McAfee - $370,800 in cash and 636 shares of restricted common stock; Mr. McDowell - $370,800 in cash and 636 shares of restricted common stock; and Mr. Reeve - $347,000 in cash and 600 shares of restricted common stock. These cash bonuses were paid on March 8, 2019 and the shares of restricted common stock were granted on March 4, 2019.

Long-term Equity Incentive Awards

For the 2018 year, the Executive Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Current Reports on Form 8-K filed with the SEC on April 12, 2018. Under the Objective Long-Term Incentive Plan, Messrs. Reading, McAfee, McDowell and Reeve were eligible to earn up to 11,000, 5,500, 5,500 and 5,500 shares of restricted common stock, respectively, dependent upon the Company achieving pre-tax income in the range of $41,942,700 to $44,593,200 or more. In determining diluted earnings per share for purposes of the Objective Cash Bonus Plan, the Objective Cash Bonus Plan provides that such determination shall be made before charges or credits for changes in mandatorily redeemable non-controlling interests and any extraordinary items and after the compensation expense required to be reported in 2018 related to the incentive plans applicable to the Executive Participants. Based on the pre-tax earnings of $44,541,077, as adjusted, for 2018, Messrs. Reading, McAfee, McDowell and Reeve were awarded 10,120, 5,060, 5,060 and 5,060 shares of restricted common stock, respectively. Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, McAfee and McDowell were eligible to earn up to 11,000, 5,500, 5,500 and 5,500 shares of restricted common stock, respectively, based upon a subjective determination of the committee. The committee utilized certain performance criteria as detailed in the plan but generally did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific performance criteria it considers in reaching its decision. In considering these performance criteria, the individual members of the committee may have given different weights to different performance criteria. The discretionary performance criteria were not intended to be rigid or formulaic but rather served as a framework under which the committee reviews the total compensation and performance of the Executive Participants to determine what incentive amount is appropriate for any specific year. For 2018, Messrs. Reading, McAfee, McDowell and Reeve were awarded 9,350, 4,675, 4,675 and 4,675 shares of restricted common stock, respectively, under the Discretionary Long-Term Incentive Plan. On March 4, 2019, for the 2018 year, Messrs. Reading, McAfee, McDowell and Reeve were granted an aggregate of 19,470, 9,735, 9,735, and 9,735 shares of restricted common stock, respectively, representing the total shares awarded under the Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. The restrictions on these shares lapse evenly over 16 quarters starting on April 1, 2019.

The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan collectively are hereinafter referred to as the “2018 Executive Incentive Plan”.

The Stock Incentive Plan and our Amended and Restated 1999 Employee Stock Option Plan (“1999 Stock Option Plan”) are intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.

Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over three to five years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.

Post-Employment Benefits

We have entered into employment agreements with our Named Executive Officers that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.

Benefits and Perquisites

Defined Contribution Plan. The Company maintains qualified retirement plans pursuant to Internal Revenue Code of 1986, as amended (the “Code”), Section 401(k) (the “401(k) Plans”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plans allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. For certain plans, the Company makes matching contributions. The assets of the 401(k) Plans are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company discretionary contributions. We did not make any discretionary contributions to the 401(k) Plan during 2018. The Company’s matching contributions aggregated $1.8 million in 2018.

Life Insurance. The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.

Health and Welfare Benefits. All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their work location.

Employment and Consulting Agreements

In 2016, the Company entered into employment agreements with each of Messrs. Reading, McAfee and McDowell. These agreements, which presently expire on December 31, 2019, provide for automatic two-year renewals as of the expiration of the current term. In 2018, the Company entered into an employment agreement with Mr. Reeve. Mr. Reeve’s agreement, which expires on February 28, 2020, provides for automatic two-year renewals as of the expiration of the current term. Each of the Employment Agreements may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a “change in control” (as defined in the Employment Agreements), Messrs. Reading, McAfee and McDowell, as applicable, will be entitled to (A) a change of control benefit of $500,000 for each of Mr. Reading and McAfee and $283,333 for Mr. McDowell, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by such individual; in the event of a termination of Mr. Reeve’s employment in connection with a “change in control, Mr. Reeve will be entitled to (A) a change of control benefit of $283,333, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by him. The employment agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.

Messrs. Reading, McAfee, McDowell and Reeve’s employment agreements may each be terminated by the Company prior to the expiration of their term. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the termination and change in control provisions contained in these agreements.

We do not have any executive retention and severance arrangements or change in control agreements with our Named Executive Officers other than those described above.

Compensation of Named Executive Officers

Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $606,900 (during 2016), $725,000 (during 2017), $740,000 (during 2018) and further increased to $770,000 effective as of January 1, 2019. During each of 2016, 2017 and 2018, Mr. Reading participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reading (i) was paid a cash bonus of $230,622 and was granted 16,350 shares of restricted stock for 2016, and (ii) was paid a cash bonus of $304,500 and was granted 20,240 shares of restricted stock for 2017. As previously disclosed, for 2018, Mr. Reading was paid a cash bonus of $575,000 on March 8, 2019 and was granted 20,451 shares of restricted stock on March 4, 2019.

Mr. McAfee joined our Company in September 2003 as Chief Financial Officer and, effective November 1, 2004, was promoted to Executive Vice President. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. McAfee’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $438,600 (during 2016), $470,000 (during 2017) and $480,000 (during 2018), and further increased to $500,000 effective as of January 1, 2019. During each of 2016, 2017 and 2018, Mr. McAfee participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. McAfee (i) was paid a cash bonus of $166,668 and was granted 8,175 shares of restricted stock for 2016, and (ii) was paid a cash bonus of $197,400 and was granted 10,120 shares of restricted stock for 2017. As previously disclosed, for 2018, Mr. McAfee was paid a cash bonus of $370,800 on March 9, 2018 and was granted 10,371 shares of restricted stock on March 4, 2019.

Mr. McDowell joined our Company in October 2003 as Vice President of Operations overseeing the west region and, effective January 24, 2005, was promoted to Chief Operating Officer. He currently serves the Company as Chief Operating Officer–West. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. McDowell’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $408,000 (during 2016), $470,000 (during 2017) and $480,000 (during 2018), and further increased to $500,000 effective as of January 1, 2019. During each of 2016, 2017 and 2018, Mr. McDowell participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. McDowell (i) was paid a cash bonus of $155,040 and was granted 8,175 shares of restricted stock for 2016, and (ii) was paid a cash bonus of $197,400 and was granted 10,120 shares of restricted stock for 2017. As previously disclosed, for 2018, Mr. McDowell was paid a cash bonus of $370,800 on March 8, 2019 and was granted 10,371 shares of restricted stock on March 4, 2019.

Mr. Reeve joined our Company on January 2, 2018 as Chief Operating Officer–East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reeve’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Reeve’s annual base salary was $450,000 at the start of his employment in 2018 and was further increased to $470,000 effective as of January 1, 2019. During 2018, Mr. Reeve participated in an executive incentive plan that was approved by the Compensation Committee and filed with the SEC on Form 8-K. For 2018, Mr. Reeve was paid a cash bonus of $347,000 on March 8, 2019 and was granted 10,335 shares of restricted stock on March 4, 2019. In addition, pursuant to his Employment Agreement, Mr. Reeve was paid a signing bonus of $20,000 in 2018.

In determining the appropriate compensation for Messrs. Reading, McAfee, McDowell and Reeve, the Compensation Committee evaluates our overall corporate performance under their leadership, as well as each individual contribution to key strategic, financial and development objectives. The committee utilizes a combination of quantitative measures and qualitative factors in reviewing executive performance and compensation.

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of the Company during 2018, 2017 and 2016 to Messrs. Reading, McAfee and McDowell who were the Company’s only executive officers until the appointment of Mr. Reeve in March 2018.

Summary Compensation Table For the Fiscal Years Ended December 31, 2018, 2017 and 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Equity Incentive Plan Compen- sation(2) ($)	Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(3) ($)	Total ($)
Christopher J. Reading Chief Executive Officer	2018	739,423		2,010,639		575,000		2,322	3,327,384
	2017	720,458		1,450,658		304,500		1,242	2,476,858
	2016	606,717		971,978		230,622		1,242	1,810,559

Lawrance W. McAfee Chief Financial Officer	2018	479,616		1,021,508		370,800		3,564	1,875,488
	2017	468,794		725,329		197,400		3,564	1,395,087
	2016	438,467		485,989		166,668		3,564	1,094,688

Glenn D. McDowell Chief Operating Officer - West	2018	479,616		1,021,508		370,800		3,564	1,875,488
	2017	467,616		725,329		197,400		3,564	1,393,909
	2016	407,877		485,989		155,040		2,322	1,051,228

Graham D. Reeve(4) Chief Operating Officer - East	2018	479,616		1,017,503		347,000		908	1,845,026
(1)	For 2018, stock awards were granted in accordance with the 2018 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 20,451 shares, Messrs. McAfee and McDowell were awarded 10,371 shares each and Mr. Reeve was awarded 10,335 shares. For 2017, stock awards were granted in accordance with the 2017 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 20,240 shares and Messrs. McAfee and McDowell were awarded 10,120 shares each. For 2016, stock awards were granted in accordance with the 2016 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 16,350 shares and Messrs. McAfee and McDowell were awarded 8,175 shares each. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average in the range of $98.30 to $98.50 per share for 2018, $71.67 per share for 2017, and $59.45 per share for 2016. Assumptions used in the calculation of these amounts are included in “Note 12 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC on March 18, 2019.
(2)	For 2018, the amounts represent the cash bonuses earned under the Company’s 2018 Executive Incentive Plan and paid in March 2019. For 2017, the amounts represent the cash bonuses earned under the Company’s 2017 Executive Incentive Plan and paid in March 2018. For 2016, the amounts represent the cash bonuses earned under the Company’s 2016 Executive Incentive Plan and paid in April 2017. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation”, in our Annual Report on form 10-K for the year ended December 31, 2018, for further details.
(3)	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.
(4)	Graham D. Reeve, was appointed as Chief Operating Officer - East effective March 6, 2018.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards during 2018 to the Named Executive Officers:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) :			Estimated Possible Payouts Under Equity Incentive Plan Awards(1):			Grant Date Fair Value of Stock Awards(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Reading	4/6/2018	$—	$925,000	$925,000	—	11,000	11,000	$936,100
Lawrance W. McAfee	4/6/2018	$—	$600,000	$600,000	—	5,500	5,500	$468,050
Glenn D. McDowell	4/6/2018	$—	$600,000	$600,000	—	5,500	5,500	$468,050
Graham D. Reeve	4/6/2018	$—	$562,500	$562,500	—	5,500	5,500	$468,050
(1)	Possible payments and equity grants under the 2018 Executive Incentive Plan. See the Summary Compensation Table above for actual amounts earned for 2018. The cash earned was paid on March 8, 2019 and the shares of restricted common stock were granted on March 4, 2019.
(2)	Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average of $85.10 per share. See “Note 12 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC on March 18, 2019 for a description of the valuations and a description of the equity plans.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “Employment and Consulting Agreements” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards table paid to the Named Executive Officers above for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding awards of shares of restricted common stock that have not vested as of December 31, 2018 for each Named Executive Officer. The table does not include the grants of restricted stock made in 2019. There are no outstanding stock option awards for the Named Executive Officers as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Reading	55,699	(2)	$5,700,793
Lawrance W. McAfee	28,000	(3)	$2,865,800
Glenn D. McDowell	28,000	(3)	$2,865,800
Graham D. Reeve	16526	(4)	$1,691,436
(1)	Calculated based on the closing market price of our common stock on December 31, 2018 of $102.35 per share.
(2)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2019	6,206	1/1/2020	4,984	1/1/2021	3,578	1/1/2022	2,543
4/1/2019	4,984	4/1/2020	3,564	4/1/2021	2,543	4/1/2022	1,278
7/1/2019	4,984	7/1/2020	3,564	7/1/2021	2,543	7/1/2022	1,278
10/1/2019	4,984	10/1/2020	3,564	10/1/2021	2,543	10/1/2022	1,278
						1/1/2023	1,281
(3)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2019	3,102	1/1/2020	2,500	1/1/2021	1,805	1/1/2022	1,288
4/1/2019	2,500	4/1/2020	1,790	4/1/2021	1,280	4/1/2022	648
7/1/2019	2,500	7/1/2020	1,790	7/1/2021	1,280	7/1/2022	648
10/1/2019	2,500	10/1/2020	1,790	10/1/2021	1,280	10/1/2022	648
						1/1/2023	651

(4)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2019	476	1/1/2020	1,121	1/1/2021	1,121	1/1/2022	1,124
4/1/2019	1,121	4/1/2020	1,121	4/1/2021	1,121	4/1/2022	645
7/1/2019	1,121	7/1/2020	1,121	7/1/2021	1,121	7/1/2022	645
10/1/2019	1,121	10/1/2020	1,121	10/1/2021	1,121	10/1/2022	645
						1/1/2023	660

Stock Vested Table

The following table shows the number of shares of our common stock acquired by the Named Executive Officers during 2017 upon the “vesting” of restricted stock (“vesting” refers to lapsing of restrictions). As of December 31, 2017, there were no outstanding stock options for the Named Executive Officers.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on Vesting
Christopher J. Reading	25,434	$2,328,471
Lawrance W. McAfee	12,721	$1,164,445
Glenn D. McDowell	12,721	$1,164,445
Graham Reeve	1,428	$140,848

The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date. The closing price of the stock, on the previous business day, is used as the market value.

Pay Ratio

The Company analyzed the annual total compensation for all of its employees and the employees of its consolidated subsidiaries, other than our Chief Executive Officer, in order to identify the employee with the median annual total compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2018. No cost of living adjustments were made to any such employee’s compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2018. After the median compensated employee was identified, that employee’s annual total compensation for fiscal year 2018 was determined in the same manner as if such individual was a named executive officer for 2018 whose compensation was required to be determined in accordance with SEC rules and reported in our “Summary Compensation Table” on page 19. Based on the foregoing, the annual total compensation of such employee, as determined in accordance with SEC rules, was $37,454. As provided in our Summary Compensation Table, the annual total compensation for our Chief Executive Officer for the 2018 fiscal year was $3,374,715, which was 90.1:1 times the annual total compensation of our median compensated employee for the 2017 fiscal year.

The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude “on-call” employees who have no set work schedule and work only on an as-needed basis, which may be a few times a year. If these “on-call” employees were excluded from the determination of our median compensated employee for the 2018 fiscal year, the annual total compensation of our median compensated employee would be $42,956 resulting in a ratio of the annual total compensation of our Chief Executive Officer to such employee of 78.6:1.

Because a significant amount of our Chief Executive Officer’s compensation for 2018 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the annual total compensation of our median compensated employee remains unchanged and the annual total compensation for our Chief Executive Officer would be $1,316,745, resulting in a ratio of 35.1:1 if “on-call” employees are included and a ratio of 30.7:1 if “on-call” employees are not included.

Post Termination/Change-in-Control Benefits

Each of the Employment Agreements of the Named Executive Officers may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a “change in control” (as defined in the Employment Agreements), Messrs. Reading, McAfee and McDowell, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and McAfee and $283,333 for Mr. McDowell, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by them. In the event of a termination of Mr. Reeve’s employment in connection with a “change in control”, Mr. Reeve will be entitled to (A) a change of control benefit of $283,333, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by him.

The amount of compensation payable to each Named Executive Officer under the agreements is detailed in the tables below:

Christopher Reading
President and Chief Executive Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,540,000	$1,540,000	$1,540,000
Annual Cash Incentive(3)	—	575,000	575,000	575,000
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	5,700,793	5,700,793	5,700,793
Benefits and Perquisities
Health and Dental Coverage(6)	—	25,457	25,457	25,457
Total	$—	$7,841,250	$7,841,250	$8,341,250

Lawrance McAfee
Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,000,000	$1,000,000	$1,000,000
Annual Cash Incentive(3)	—	370,800	370,800	370,800
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	2,865,800	2,865,800	2,865,800
Benefits and Perquisities
Health and Dental Coverage(6)	—	17,239	17,239	17,239
Total	$—	$4,253,839	$4,253,839	$4,753,839

Glenn McDowell
Chief Operating Officer - West

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,000,000	$1,000,000	$1,000,000
Annual Cash Incentive(3)	—	370,800	370,800	370,800
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	2,865,800	2,865,800	2,865,800
Benefits and Perquisities
Health and Dental Coverage(6)	—	20,047	20,047	20,047
Total	$—	$4,256,647	$4,256,647	$4,539,980

Graham Reeve
Chief Operating Officer - East

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$940,000	$940,000	$940,000
Annual Cash Incentive(3)	—	197,400	197,400	197,400
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,691,436	1,691,436	1,691,436
Benefits and Perquisities
Health and Dental Coverage(6)	—	20,047	20,047	20,047
Total	$—	$2,848,883	$2,848,883	$3,132,216
(1)	For purposes of this analysis, we assumed the price per share of our common stock on the date of termination is $102.35 (the closing price on December 31, 2018) and that the executive’s base salary (as in effect at January 1, 2019) is as follows: Mr. Reading — $770,000; Mr. McAfee — $500,000; Mr. McDowell — $500,000; and Graham Reeve — $470,000.
(2)	Severance is calculated using two times the base salary as in effect at January 1, 2019 as noted in footnote 1 above.
(3)	Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.
(4)	Based on amounts stipulated in the respective employment agreements.
(5)	Pursuant to the Restricted Stock Agreement for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”.
(6)	Calculated for the remaining term of the agreement which expires on December 31, 2019 for Messrs. Reading, McAfee and McDowell and on December 31, 2020 for Mr. Reeve. In the event of a “Change in Control”, the remaining term of the agreements is one year from such event.

COMPENSATION COMMITTEE REPORT

The Compensation Committee was composed of three independent directors during 2018. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to determine the compensation for our executive officers, administer incentive stock plans and recommend to the Board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2019 Annual Meeting of Stockholders.

Respectfully submitted,

The Compensation Committee
Harry S. Chapman, Chairman
Jerald L. Pullins
Edward L. Kuntz

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Chapman (Chairman), Pullins and Kuntz. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2018.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in 1st Column
Equity Compensation Plans Approved by Stockholders(1)	—	$—	399,584
(1)	The Stock Incentive Plan permits us to grant stock-based compensation to employees, consultants and outside directors of the Company. The 1999 Stock Option Plan permits us to grant stock-based compensation to employees and non-employee directors. For further descriptions of the Stock Incentive Plan and the 1999 Stock Option Plan, see “Note 12 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC on March 18, 2019.

All current Equity Compensation Plans have been approved by stockholders.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. There were no such transactions during 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2018 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Regulation 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In 2011, we adopted a policy to hold an advisory vote on executive compensation each year. In 2017, holders of over 89% of our common stock voted to continue the Company’s policy of holding an advisory vote on executive compensation on an annual basis. In 2018, holders of over 60% of our common stock voted to approve the compensation of our Named Executive Officers.

We encourage stockholders to review the Compensation Discussion and Analysis on pages 13 through 24 in this Proxy Statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”

Your vote will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Properly executed but unmarked proxies will be voted FOR approval of the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you. The Board of Directors believes that approving the compensation of the Named Executive Officers is in the best interest of the Company. The approval of the compensation of the Named Executive Officers will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2019. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.

Shareholder ratification of the appointment of Grant Thornton LLP is not required by the rules of the NYSE or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether or not to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2019.

Audit and Audit-Related Fees

The following table sets forth the fees billed for services performed by Grant Thornton LLP for fiscal years 2018 and 2017:

	2018	2017
Audit Fees	$455,715	$484,216
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$455,715	$484,216

“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q. The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. In 2018 and 2017, 100% of the audit-related services were pre-approved under authority within certain limits granted by the committee to its chairman pursuant to these pre-approval procedures. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933 or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Board of Directors has appointed an Audit Committee consisting of Messrs. Trier (Chairman), Brookner, Harris and Pullins, all of whom are financially literate and independent (as that term is defined by the NYSE listing standards and SEC Rule 10A-3(b)). The Board of Directors has determined Messrs. Brookner, Pullins and Trier to be “audit committee financial experts” under the rules of the SEC.

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations that govern financial reporting, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.

The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2018. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of Annual Reports on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2018, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2018. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 1301. The Audit

Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the audit, including the material weakness previously reported by the auditors and management’s successful remediation of this matter, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.

Respectfully submitted,

The Audit Committee
Clayton K. Trier, Chairman
Mark J. Brookner
Dr. Bernard A. Harris
Jerald L. Pullins

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Any proposal intended to be presented by any stockholder for action at the 2020 Annual Meeting must be received by us on or before November 23, 2019 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 Annual Meeting. If the date of the 2020 Annual Meeting is changed by more than 30 days from May 21, 2020, the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2020 Annual Meeting any stockholder proposal, including shareholder nominations of persons for election to the Board of Directors, that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2020 Annual Meeting, such proposal must be 500 words or less and received by our Secretary at our principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by December 10, 2019. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2020 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors does not know of any other matters to be presented for action by stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the proxy as directed by a majority of the Board of Directors.

By Order of the Board of Directors,

Richard Binstein
Secretary

Houston, Texas, April 5, 2019

U.S. PHYSICAL THERAPY, INC.
ATTN: JOHNNY BLANCHARD
1300 WEST SAM HOUSTON PKWY S., SUITE 300
HOUSTON, TX 77042

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71125-P22254

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

U.S. PHYSICAL THERAPY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Jerald L. Pullins
02) Christopher J. Reading
03) Lawrance W. McAfee
04) Mark J. Brookner
05) Harry S. Chapman
06) Dr. Bernard A. Harris Jr.
07) Kathleen A. Gilmartin
08) Edward L. Kuntz
09) Reginald E. Swanson
10) Clayton K. Trier

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors does not have a recommendation for voting on the following proposal:

	For	Against	Abstain
4. As determined by a majority of our Board of Directors, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and no recommendation on item 4**. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Stockholder Letter and Form 10-K are available at www.proxyvote.com.

E71126-P22254

U.S. PHYSICAL THERAPY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS
May 21, 2019

The stockholder(s) hereby appoint(s) Christopher J. Reading and Lawrance W. McAfee or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. Physical Therapy, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central time on May 21, 2019, at the Company's principal executive offices, located at 1300 West Sam Houston Parkway, Suite 300, Houston, TX 77042 and any adjournment or postponement thereof.

This proxy will be voted as directed by you. **PROPERLY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED, FOR THE NON-BINDING APPROVAL OF EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.**

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE